Exhibit 10.18

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE TRACON PHARMACEUTICALS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO TRACON PHARMACEUTICALS, INC. IF PUBLICLY DISCLOSED.

December 20, 2019

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COLLABORATION AND CLINICAL TRIAL AGREEMENT

This Collaboration and Clinical Trial Agreement (the “Agreement”) is entered into on December 20, 2019 (the “Effective Date”) between 3D Medicines (Beijing) Co., Ltd., a company organized and existing under the laws of P.R.China and having its registered address at Suite 1201,Block B, Yicheng Fortune Center ,22 Ronghua Middle Road, BDA, Beijing, P.R. China (“3DMed”) Jiangsu Alphamab Biopharmaceuticals Co., Ltd., a company organized and existing under the laws of P.R. China and having its registered address at Building C23, 218 Xinghu Street, Suzhou, Jiangsu, P.R. China 215125 (“Jiangsu Alphamab”) (Jiangsu Alphamab and 3DMed collectively, “3DAlpha”), and Tracon Pharmaceuticals, Inc., a Delaware corporation, with its principal place of business at 4350 La Jolla Village Drive, Suite 800, San Diego, CA, USA (“Tracon”).  Tracon, 3D, and Alphamab are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, 3DMed is a biopharmaceutical company engaged in the research, development and commercialization of antibody products, currently being developed for oncology applications;

Whereas, 3DMed has acquired from Suzhou Alphamab Co. Ltd. （“Suzhou Alphamab”）the rights to a single domain Fc-fusion  antibody specific to PD-L1 pursuant to that certain Joint Development Agreement by and between 3DMed and Suzhou Alphamab dated February 29, 2016, and

Whereas, 3DMed, Suzhou Alphamab and Jiangsu Alphamab entered into a Supplementary Agreement on March 27, 2018, Suzhou Alphamab  transferred all its rights and obligations under the Joint Development Agreement to Jiangsu Alphamab (the Joint Development Agreement and the Supplementary Agreement are collectively referred to as “3D-Alphamab Agreement”) .3DAlpha collectively wish to collaborate with Tracon with respect to the clinical development and commercialization of such PD-L1 antibody known as KN035;

Whereas, Tracon is a biopharmaceutical company engaged in the research, development and future commercialization of pharmaceutical products, including novel targeted therapeutics for oncology applications; and

Whereas, the Parties wish to conduct the development and clinical trials for this PD-L1 antibody, and the Parties agree to share the economic interest in resulting product, all on the terms and conditions set forth herein.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, and for other good and valuable

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consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
Definitions

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

1.1“3DAlpha” has the meaning set forth in the preamble.

1.2 “3DAlpha Exit” means 3DAlpha’s material, uncured breach of the Agreement.

1.3“3DAlpha Indemnitees” has the meaning set forth in Section 7.1.

1.4 “3DAlpha Territory” means all territories of the world other than the Collaborative Territory.

1.5 “Affiliate” means, with respect to a Party, any corporation, firm, partnership or other entity, which directly or indirectly controls or is controlled by or is under common control with such Party.  For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, by contract or otherwise.

1.6“Agreement” has the meaning set forth in the preamble.

1.7“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals) of or from any court, arbitration panel, Regulatory Authority,  governmental agency, or any authority having jurisdiction over or related to subject item or subject person, including laws regulating pharmaceutical products, GCP, GMP, the FCPA, Export Control Laws and other applicable laws.

1.8“Antibody” means 3DAlpha’s proprietary single domain Fc-fusion  antibody specific to PD-L1 known as KN035 or envafolimab, the rights to which 3DMed acquired under the 3D-Alphamab Agreement,  as further described in the Patents listed in Exhibit A.

1.9 “BLA” means a biologics license application for Regulatory Approval of a biologic product.

1.10“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Applicable Laws to be closed in San Diego, California.

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1.11“Change of Control” means, with respect to a Party: (a) the sale of all or substantially all of such Party’s (or any of its controlling Affiliates’) assets or business relating to the subject matter of this Agreement; (b) a merger, reorganization or consolidation involving such Party (or a controlling Affiliate thereof) in which the voting securities of such Party (or such controlling Affiliate, as applicable) outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) the acquisition by a person or entity of more than fifty percent (50%) of the voting equity securities or management control of such Party (or a controlling Affiliate thereof) as a result of a single transaction or a series of related transactions.

1.12“CMO” has the meaning set forth in Section 3.2(c).

1.13 “Collaborative Product” means any pharmaceutical composition or preparation comprising Antibody as a monospecific.

1.14“Collaborative Product IP” means any and all intellectual property rights, including Patents, copyrights, trademarks and Know-How that are Controlled by 3DMed and/or Jiangsu Alphamab or any of their Affiliates as of the Effective Date or at any time during the Term (expressly including all rights and licenses acquired by 3DMed from Jiangsu Alphamab pursuant to the 3D-Alphamab Agreement) and (x) claim or cover a Collaborative Product, or (y) are necessary or useful for the Development, manufacture, marketing, promotion, distribution, use, sale, import or other exploitation of a Collaborative Product.

1.15“Collaborative Products License” has the meaning set forth in Section 9.2.

1.16 “Collaborative Territory” means the U.S., Canada, Mexico and each of their dependent territories.

1.17“Commercialize” or “Commercialization” means any and all activities effective to market, promote, advertise, sell, offer for sale, have sold or otherwise dispose of, transport, distribute, import or export, branding, preparation for the launch and medical education regarding a Collaborative Product, and interacting with Regulatory Authorities in connection with any of the foregoing after all Regulatory Approvals have been obtained in the applicable country or region.  The term “Commercialized” has a correlative meaning.

1.18 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party pertaining to a particular objective, the objective, reasonable, diligent, good faith efforts to accomplish such objective in an active and ongoing program as a similarly situated (with respect to size, stage of development, and assets) biotechnology or pharmaceutical company, as the case may be. Such efforts shall be substantially equivalent to the efforts and resources commonly used by a similarly situated biotechnology or pharmaceutical company for pharmaceutical or biological products, as applicable, to accomplish a similar objective under similar circumstances exercising reasonable business judgment, taking into account the following factors to the extent applicable: stage of development, mechanism of action, efficacy and safety

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issues, characteristics of competitive products in or anticipated to be in the marketplace, process development, scale-up or manufacturing, Third Party intellectual property rights, actual or anticipated Regulatory Authority approved labeling, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), cost and likelihood of obtaining Regulatory Approval, and projected or actual economic return. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular Collaborative Product, and it is anticipated that the level of effort may be different for different markets, and may change over time, reflecting changes in the status of each such Collaborative Product and the market(s) involved.

1.19“Confidential Information” means, with respect to a Party, all know-how, data and other information of a financial, commercial, business, operational or technical nature of such Party that is: (a) disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic form; or (b) learned by the other Party pursuant to this Agreement.

1.20“Control” means, with respect to an item of Know-How, Patent or other intellectual property rights, the ability and authority of a Party or its Affiliates, whether arising by ownership, possession, or pursuant to a license or sublicense (other than by operation of the license and other rights granted in this Agreement) or a right to acquire (by option or otherwise), to grant licenses, sublicenses, or other rights to the other Party under or to such item of Know-How, Patent or other intellectual property rights as provided for in this Agreement, without breaching the terms of any agreement between such Party and any Third Party.  The term “Controlled” shall be construed accordingly.

1.21 “Cost of Goods or ‘COGS” means the per unit cost for clinical or commercial supply of Collaborative Product as set forth in Schedule 1.21.

1.22“Development” (with a correlative meaning for “Develop” and “Developed”) means all activities that relate to the development of a Collaborative Product for use in the Field or that are necessary or useful to obtain or maintain Regulatory Approval for such Collaborative Product, including all non-clinical studies and clinical trials of such Collaborative Product, technology transfer, manufacture process development, manufacture and distribution of such Collaborative Product for use in clinical trials (including placebos and comparators), statistical analyses, and the preparation and submission of regulatory materials and other regulatory activities related to such Collaborative Product.

1.23“Development Activities” means all Development activities performed by or on behalf of either or both Parties pursuant to this Agreement.

1.24“Development Costs” means all costs incurred by or on behalf of either Party or its Affiliates that are reasonably allocable in accordance with GAAP to the Development of a Collaborative Product in the Field in the Collaborative Territory as delineated herein, which for clarity may include costs for conducting clinical trials in the European Union as determined by the

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JSC.  For avoidance of doubt, Jiangsu Alphamab shall bear all costs associated with the conduct of the IND-enabling studies and the preparation of the chemistry-manufacturing-controls (“CMC”) activities sections of the IND for such Collaborative Products.

1.25“Development Data” means all data generated by or on behalf of Tracon or its Affiliates in the course of, and as a result of, the performance of the Development Activities and directly relating to the Development of a Collaborative Product in the Field in the Collaborative Territory, including data related to all non-clinical studies and clinical trials of such Collaborative Product, which for clarity may include data from clinical trials in the European Union as determined by the JSC, technology transfer, manufacture process development, manufacture and distribution of such Collaborative Product for use in clinical trials (including placebos and comparators), statistical analyses, and the preparation and submission of regulatory materials and other regulatory activities related to such Collaborative Product.

1.26 “Development IP” means any and all inventions, other than Development Data, that are related to the use of Collaborative Product in the Field and generated in connection with the Development of the Collaborative Product in the Field in the Collaborative Territory by or on behalf of a Party during the Term and any and all intellectual property rights therein (including Patents, copyrights, trademarks and Know-How) that are filed in the Collaborative Territory and Controlled by such Party or any of its Affiliates at any time during the Term. All Development IP will be shared amongst the Parties. To clarify, the Development IP does not include any intellectual property rights (including Patents, copyrights, trademarks and Know-How) that are filed outside the Collaborative Territory.

1.27“Development Plan” has the meaning set forth in Section 3.2.

1.28“Disclosing Party” has the meaning set forth in Section 8.1.

1.29 “Effective Date” has the meaning set forth in the preamble.

1.30“European Union” means the economic, scientific and political organization of European Union member states as it may be constituted from time to time, specifically including any territory that was a European Union member state as of the Effective Date, whether or not such territory is a participating member as of the applicable time.

1.31“Export Control Laws” means all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.32“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1,

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et. seq.), as amended.

1.33“FDA” means the U.S. Food and Drug Administration, or any successor Regulatory Authority thereto in the U.S. having substantially the same function.

1.34“Field” means human therapeutic applications of the Collaborative Product for any sarcoma.   “3DAlpha Field” means all applications of the Collaborative Product outside of the Field.

1.35“First Commercial Sale” means the first sale by a Party, its Affiliate or its Licensee for value for end use or consumption of such Collaborative Product in a country in the Collaborative Territory after the governing Regulatory Authority of such country has granted Regulatory Approval of such Collaborative Product.  For clarity, any sale of a Collaborative Product prior to receipt of Regulatory Approval, such as compassionate use, named patient use, clinical trial purposes or other similar uses will not constitute a First Commercial Sale.

1.36“First Indication” shall mean the indication of one or more subtypes of refractory soft tissue sarcoma.  “Second Indication” shall mean first line treatment of one or more subtypes of soft tissue sarcoma.

1.37“GAAP” means generally accepted accounting principles in the U.S., or internationally, as appropriate, consistently applied and shall mean the international financial reporting standards (“IFRS”) if a Party uses IFRS.

1.38“GCP” means the Good Clinical Practices officially published by the European Medicines Agency and any successor agency, the FDA and the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) that may be in effect from time to time and are applicable to the Development of Collaborative Product.

1.39“GMP” means those laws and regulations applicable in the U.S. and European Union, relating to the manufacture of medicinal products for human use, including, without limitation, current good manufacturing practices as specified in the ICH guidelines, including without limitation, ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC that may be in effect from time to time and are applicable to the Development or manufacture of Collaborative Product.

1.40 “ICC” has the meaning set forth in Section 11.3(a).

1.41 “IND” means an investigational new drug application, clinical trial application, clinical trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to commence human clinical trials in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312.

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1.42“Joint Steering Committee” or “JSC” has the meaning set forth in Section  2.1.

1.43“Know-How” means tangible and intangible information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), processes, formulations, compounds, products, biological materials, cell lines (it being understood that any rights to use “Know-How” include the rights to use such cell lines), samples of assay components, media, designs, formulas, ideas, programs, software models, algorithms, developments, experimental works, protocols, methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and non-clinical and clinical data and results), compilations of data, other works of analytical and quality control data, results, descriptions, compositions of matter, regulatory submissions, minutes, correspondence and strategy.

1.44 “Leading Company” means Tracon, 3DAlpha or any Third Party that, by subsequent mutual written agreement of the Parties, will act as the major stakeholder for the Collaborative Product in the Collaborative Territory.

1.45“License” means any (i) license, sublicense or option to license or sublicense a Collaborative Product or any Collaborative Product IP for the Development, manufacture, marketing, promotion, distribution, use, sale, import or other exploitation of a Collaborative Product, (ii) other agreement not to assert or seek a legal remedy for the practice of the Collaborative Product IP for the Development, manufacture, marketing, promotion, distribution, use, sale, import or other exploitation of a Collaborative Product, or (iii) any agreement that creates an obligation to grant any of the foregoing.

1.46“Licensee” means any Third Party granted a License by a Party or any of its Affiliates.

1.47“Losses” has the meaning set forth in Section 7.1.

1.48 “Net Sales” shall mean the gross amounts received for sales or other dispositions of a Collaborative Product by a Party or any of its Affiliates or Licensees (each, a “Selling Party”) to Third Parties, less deductions actually incurred, allowed, paid, accrued or otherwise reasonably allocated to such Collaborative Product by the Selling Party in accordance with GAAP, for:

(a)trade, cash and quantity discounts or rebates actually allowed or taken;

(b)credits or allowances given or made for rejection of or return of previously sold Collaborative Products or for retroactive price reductions and billing errors or for stocking allowances;

(c)governmental and other rebates (or credits or other equivalents thereof) granted to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursors, or to trade customers;

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(d)costs of freight, insurance, and other transportation charges directly related to the distribution of Collaborative Products, to the extent included in gross invoiced sales prices; and

(e)taxes, duties or other governmental charges (including any tax such as a value added or similar tax or government charge other than an income tax) levied on or measured by the billing amount for Collaborative Products, as adjusted for rebates and refunds.

In no event shall any particular amount, identified above, be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions).  Sales of a Collaborative Product between a Party and its Affiliates or Licensees for resale shall be excluded from the computation of Net Sales, provided that the subsequent resale of such Collaborative Product to a Third Party are included in the computation of Net Sales.  Sale, disposal or use of such Collaborative Product for development or charitable purposes, such as clinical trials, compassionate use, named patient use, or indigent patient programs, without consideration, shall not be deemed a sale hereunder.

1.49“Party” or “Parties” has the meaning set forth in the preamble.

1.50“Patents” means (a) patents, re-examinations, reissues, renewals, extensions and term restorations, and foreign counterparts of any of the foregoing, and (b) pending applications for patents, including provisional applications, continuations, continuations-in-part, requests for continued examination, divisional and substitute applications, including inventors’ certificates, and foreign counterparts of any of the foregoing.

1.51“Phase 1 Study” means a human clinical trial in the U.S. that would satisfy the requirements for a Phase 1 study as defined in 21 CFR § 312.21(a) (or any amended or successor regulations), or its substantial equivalence if such clinical trial is conducted outside the U.S.

1.52“Phase 2 Study” means a human clinical trial in the U.S. that would satisfy the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or any amended or successor regulations), or its substantial equivalence if such clinical trial is conducted outside the U.S.

1.53 “Phase 3 Study” means a human clinical trial in the U.S. that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or any amended or successor regulations), or its substantial equivalence if such clinical trial is conducted outside the U.S.

1.54“Pivotal Trial” means: (a) a Phase 3 Study; or (b) any other human clinical trial that the applicable Regulatory Authority has agreed, whether before first dosing of the first patient in such trial (e.g., pursuant to a special protocol assessment agreement with the FDA) or after first dosing of the first patient in such trial (e.g., based on an interim data analysis), is sufficient to form the primary basis of an efficacy claim in an application for Regulatory Approval, regardless of whether the sponsor of such trial characterizes or refers to such trial as a “Phase 3,” “Phase 2b” or “Phase 2b/3” trial (or otherwise) in the applicable protocol, on clinicaltrials.gov, or in any other context.  If a human clinical trial does not constitute a Pivotal Trial at the time of first dosing of the first patient in such trial, but is later determined by the applicable Regulatory Authority to be

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sufficient to form the primary basis of an efficacy claim in an application for Regulatory Approval, then, for purposes of this Agreement, “Initiation” of such Pivotal Trial shall be deemed to have occurred on the date of such determination by the applicable Regulatory Authority.

1.55“Receiving Party” has the meaning set forth in Section 8.1.

1.56“Regulatory Approval” means all approvals, including pricing approvals, that are necessary for the commercial sale of a Collaborative Product in a given country or regulatory jurisdiction.

1.57“Regulatory Authority” means any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction, including the FDA.

1.58“SEC” has the meaning set forth in Section 8.3(b).

1.59“Supply Agreement” has the meaning set forth in Section 3.2(c).

1.60“Term” has the meaning set forth in Section 10.1.

1.61 “Third Party” means any person or entity other than Tracon or 3DMed or Jiangsu Alphamab or an Affiliate of a Party.

1.62“Third Party Claim” has the meaning set forth in Section 7.1.

1.63“Tracon” has the meaning set forth in the preamble.

1.64“Tracon Exit” means (i) notice to 3DAlpha by Tracon of Tracon’s election not to continue the Development or Commercialization of Collaborative Product, or (ii) Development Abandonment, or (iii)  Tracon’s material breach of the Agreement, including without limitation Tracon’s breach of its obligation under Section 5.3.

1.65“Tracon Indemnitees” has the meaning set forth in Section 7.2.

1.66“Tracon IP” means any and all intellectual property rights, including Patents, copyrights, trademarks and Know-How that are (a) Controlled by Tracon or any of its Affiliates before the Effective Date, (b)  developed or acquired by Tracon or any of its Affiliates independent of its performance of the Development Activities, and  are not related to Collaborative Product.

1.67 “U.S.” shall mean the United States of America and its territories and possessions.

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Article 2
Governance

2.1Joint Steering Committee.  The Parties hereby establish a joint steering committee (the “Joint Steering Committee” or the “JSC”) to oversee and coordinate the Development Activities and Commercialization of the Collaborative Products in the Collaborative Territory, and to encourage and facilitate the ongoing cooperation and communication between the Parties regarding matters related to such activities. The JSC, in its discretion, may establish a Joint Development Committee (“JDC”) and/or a Joint Commercialization Committee (“JCC”) and delegate certain activities of the JSC to the JDC or JCC, as applicable.

2.2The JSC shall in particular:

(a)Approve the Development Plan for Development of Collaborative Product in the Field in the Collaborative Territory and periodic modifications to such Development Plan;

(b)Monitor progress of the Development Plan for the Development of Collaborative Product in the Field in the Collaborative Territory, review relevant Development Data and timely share information on progress of such Development with the Parties;

(c)Approve the selection of the CMO for Collaborative Product, if applicable, and monitor the establishment, qualification, and maintenance of the manufacturing facilities and processes for purposes of pre-clinical (if applicable), clinical, and commercial supply of Collaborative Product;

(d)Decide to advance, suspend, or terminate Development of Collaborative Product in the Field in the Collaborative Territory at key decision points, including the initiation of any clinical trials and filing of applications for Regulatory Approval;

(e)Review and evaluate proposals by Tracon for the conduct of clinical trials, at Tracon’s sole expense, of a Collaborative Product in the Field at clinical sites in the Collaborative Territory;

(f)Coordinate the Parties’ activities with respect to the Commercialization of Collaborative Products in the Field in the Collaborative Territory;

(g)Determine whether any clinical study of a Collaborative Product should be terminated early for futility or safety reasons;

(h)Serve as a forum for the discussion of any safety, scientific or technical concerns regarding the Development, manufacture or Commercialization of Collaborative Products, provided that the JSC shall not have decision-making authority with respect to the Commercialization of Collaborative Products; and

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(i)Perform such other appropriate activities and functions and making such other appropriate decisions as agreed by the Parties in writing.

2.3Limitations of JSC Authority.  The JSC shall only have the powers expressly assigned to it in this Article 2 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; or (b) decide any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

2.4JSC Membership and Meetings.

(a)JSC Members.  The JSC shall consist of four (4) members, with two (2) appointed by 3DAlpha and two (2) appointed by Tracon, each of whom shall have appropriate technical credentials, experience, knowledge, and authority within such Party’s organization.  Within thirty (30) days following the Effective Date, each Party shall designate its initial members to serve on the JSC.  Each Party may replace its representatives on the JSC by written notice to the other Party.  In the event that the Leading Company is a Third Party, such Leading Company shall appoint two members to the JSC and have the rights of a Party with respect to the JSC under this Section 2.4.  The Parties shall alternate, on a meeting by meeting basis, in appointing one (1) of their representatives on the JSC to act as the chairperson of the JSC for the meeting.  The chairperson shall prepare and circulate agendas prior to each JSC meeting and subsequently, promptly provide to the Parties reasonably detailed drafts of the minutes of each such meeting.  The Parties shall promptly discuss any comments on such minutes and finalize the minutes no later than seven (7) days prior to the date of the next JSC meeting.

(b)Meetings. The JSC (and, if applicable, the JDC) shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every quarter.  Meetings of the JSC may be held in person, by audio or video teleconference; provided that at least one (1) meeting per year of the JSC shall be held in person.  In-person JSC meetings shall be chaired by a JSC representative of the Parties on an alternating basis and held at locations selected on an alternating basis by the Parties, with the first in-person JSC meeting to be chaired by a 3DAlpha representative and held at a location to be selected by 3DAlpha.  Each Party shall be responsible for all of its own expenses in connection with participating in the JSC meetings.

(c)Non-Member Attendance.  Each Party may from time to time invite a reasonable number of its representatives, who are not members of the JSC, to attend the JSC meetings in a non-voting capacity; provided that such participants are bound by confidentiality and non-use obligations consistent with the terms of this Agreement; and provided further that each Party shall provide reasonable prior written notice to the other Party if it has invited any Third Party (including any consultant) to attend such a meeting and the attendance of such Third Party shall be subject to the consent of the other Party.

2.5Decision-Making.

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(a)All decisions of the JSC shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote.  No vote of the JSC may be taken unless at least one of each Party’s representatives is present for the vote.  Each Party shall be responsible for ensuring that, at all times, its representatives on the JSC act reasonably and in good faith in carrying out their respective responsibilities hereunder.

(b)If the JSC cannot reach consensus with regard to any matter within its authority within ten (10) Business Days after such matter has been brought to the JSC’s attention, such matter shall be referred to the Chief Executive Officer of each Party, who shall promptly meet and attempt in good faith to resolve such issue within ten (10) Business Days from the date upon which such matter is referred to them.  In the event that such Chief Executive Officers are unable to resolve such issue within ten (10) Business Days of the issue being referred to them, then (i) with respect to all matters solely concerning [***] in the Field in the Collaborative Territory, Tracon shall have the deciding vote; (ii) with respect to all matters solely concerning [***], 3DAlpha shall have the deciding vote; (iii) with respect to all matters solely relating to [***] in the Collaborative Territory other than [***] for the Collaborative Product, the Leading Company shall have the deciding vote; (iv) with respect to all matters concerning [***] in the Collaborative Territory, such matters shall only be determined by consensus consistent with Section 4.5; and (v) with respect to all other matters properly before the JSC and not reserved for consensus of the Parties, [***] shall have the deciding vote; provided, however, that [***] may not use such deciding vote to [***] in the Field in the Collaborative Territory in comparison with [***].  In all cases where a Party exercises its right to cast a deciding vote to resolve an impasse before the JSC, such Party shall give good faith consideration to the other Party’s position, and make reasonable efforts to take such Party’s position into account, in making such decision.

Article 3
Development

3.1Technology Transfer for Collaborative Products. 3DAlpha shall promptly present to the JSC and Tracon [***] the information in its possession concerning Collaborative Product including information regarding its characterization, summaries of the status of its Development, all INDs filed anywhere in the world with respect to Collaborative Product in the field of tumor, all human clinical trial results related to Collaborative Product’s safety or effectiveness, and all existing IND-enabling data.

3.2Development.  The Parties shall apply their Commercially Reasonable Efforts to fulfill their obligations related to the Development of the Collaborative Products as set forth in this Section 3.2.

(a)Subject to the terms and conditions of this Agreement, the Parties through the JSC shall agree on and implement plans for the Development of Collaborative Product aimed at achieving Regulatory Approval of Collaborative Product in the Field in the United States and such other jurisdictions in the Collaborative Territory as selected by Tracon.

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(b)3DAlpha shall provide Tracon with assistance for the conduct, driven by Tracon [***], of all IND-enabling and BLA-enabling Development activities specific to the Field (excluding clinical trials) for Collaborative Product.  3DAlpha shall provide Tracon with Collaborative Product IP related materials necessary for the preparation of an IND for the Collaborative Product in the Field.  3DAlpha shall be responsible for transferring to Tracon the pharmacodynamic, pharmacokinetic, immunogenicity, and other bioanalytical assays and methods for human plasma sample analysis through all phases of Development, including the continued maintenance of such assays and methods used in current clinical trials (including without limitation, stability testing, non-clinical bridging studies, reagents etc.)

(c)Unless the JSC approves a Supply Agreement with a CMO for supply of the Collaborative Product according to this Section 3.2(c), Jiangsu Alphamab shall be solely responsible for manufacturing and supplying Tracon with the Collaborative Product for all clinical and commercial uses in the Collaborative Territory at [***].  Jiangsu Alphamab shall be responsible for the packaging, labelling, export, and shipment of Collaborative Product to a depot in the U.S. designated by Tracon, provided [***].  In the event that Jiangsu Alphamab elects not to use manufacturing facilities owned or operated by Jiangsu Alphamab or its Affiliate for supply of a Collaborative Product, Jiangsu Alphamab shall, with the JSC’s approval, take the lead in selecting and, along with Tracon, entering into a contract manufacturing and services agreement (a “Supply Agreement”) with a Third Party contract manufacturing organization (a “CMO”) for Collaborative Product consistent with the terms of this Agreement.  Approval of all CMOs and Supply Agreements shall [***]. Jiangsu Alphamab or the CMO, as applicable, shall have adequate capabilities for the production of cGMP quality Collaborative Products necessary for all Development Activities and experience in supporting the submission of IND and BLA applications to the FDA with respect to the chemistry-manufacturing-controls activities sections of such IND and BLA applications.  Jiangsu Alphamab shall [***] associated with manufacturing at facilities owned or operated by Jiangsu Alphamab or its Affiliate in lieu of a CMO, subject only to [***] for supply of Collaborative Product.  For clarity, upon Jiangsu Alphamab’s entry into a Supply Agreement with a CMO for Collaborative Product, the supply price in such agreement shall be [***] for Collaborative Product supplied and charged from such CMO.   Jiangsu Alphamab shall supply and cause the CMO to supply to Tracon the necessary documentation and information for the chemistry-manufacturing-controls activities section of the IND and BLA and all correspondence with the FDA and other Regulatory Authorities relevant to the supply of Collaborative Products.  Tracon shall have conventional inspection and audit rights with respect to the manufacture and supply of Collaborative Products conducted by Jiangsu Alphamab or CMO including the right to participate in all FDA inspections concerning Collaborative Products, as a partner or consultant of Jiangsu Alphamab to the extent legally able to do so. The Supply Agreements shall provide for the supply of the Parties’ requirements for Collaborative Product through the completion of all clinical trials and upon Commercialization of Collaborative Product in the Collaborative Territory.  Jiangsu Alphamab and Tracon shall enter into a quality agreement themselves or with each CMO, as applicable, concerning the manufacture and supply of Collaborative Product (such agreement a “Quality Agreement”).  Tracon shall have the right to review the Quality Agreement and provide input to Jiangsu Alphamab on its terms. Jiangsu

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Alphamab and Tracon shall use best efforts to negotiate the terms and any necessary amendment to the Quality Agreement to [***]. Tracon shall have the right to review all source documents that are relevant to Collaborative Product (including batch records in English) and to request and participate as a partner or consultant of Jiangsu Alphamab in quality audits of the CMO no more than [***] per year, and in inspections by all Regulatory Authorities, with respect to records, processes and facilities relevant to Collaborative Product.  In the event that Tracon requests more than [***] in a given year, Jiangsu Alphamab shall use best efforts to implement such audit, where applicable in coordination with the CMO, and [***] such additional audit.

(d)Subject to 3DAlpha’s fulfillment of its obligations under Section 3.2(a)-(c), Tracon shall prepare and file, at its expense, an IND (or supplemental IND) for Collaborative Product for its First Indication in the U.S.  The clinical trials of such Collaborative Product, seeking Regulatory Approval and all other Development of such Collaborative Product in the Field in the Collaborative Territory, which for clarity may include the conduct of clinical trials in the European Union as determined by the JSC, to be conducted under this Agreement by or on behalf of the Parties or their Affiliates shall be set forth in a series of written development plans, and any amendments thereto, approved by the JSC and/or the Parties, as applicable (each such plan, a “Development Plan”). The Development Plan, and any subsequent changes to such Development Plan or to the then-current Development Plan shall, at a minimum and where appropriate, include the following information:

(i)	tumor type and stage of therapy;
(ii)	single agent and combinations dosed, control arms, and randomization;
(iii)	proposed dose and dosing intervals, including dose modifications and therapy for adverse events (including immune related adverse events);
(iv)	estimated number of patients (in each arm);
(v)	inclusion and exclusion criteria, such as age, labs, co-morbidities, or previous therapies;
(vi)	primary and secondary endpoints, including a brief description of how such endpoints will be measured and evaluated; and
(vii)	the clinical trials to be conducted during the time period covered by such plan, and a budget and a timeline for such clinical trials.

Each Development Plan shall be subject to amendment from time to time with approval by the JSC in accordance with Section 2 as applicable. The Development Plan with respect to plans for Development of the Collaborative Product in the First Indication as of the Effective Date is attached to this Agreement as Schedule 3.2(d).

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(e)With respect to the First Indication, Tracon shall be responsible, at its own expense, for the conduct of the Phase 1 Studies and Phase 2 Studies and Phase 3 Studies for Collaborative Product (including PK and immunogenicity sample testing, and PD sample testing in support of the clinical trials); provided that Tracon shall have the right to terminate Development activities with respect to Collaborative Product (x) immediately if reasonably required in view of patient safety, study futility, or other ethical concerns, or (y) as directed by the JSC.  Tracon shall dose the first patient in a clinical trial for Collaborative Product consistent with the Development Plan no later than [***] following [***]; provided, further that if 3DAlpha gives notice to Tracon of its failure to timely dose such first patient and Tracon fails to cure such breach within [***] of such notice, 3DAlpha will have the right to terminate the Agreement for material breach of Tracon.

(f)Following successful completion of the Phase 3 Studies and/or Pivotal Trials for a Collaborative Product sufficient for the submission of an application for Regulatory Approval for First Indication, (i) Tracon shall, with the approval of the JSC, prepare and submit such an application for Regulatory Approval in the United States and such other jurisdictions in the Collaborative Territory as the Parties may agree; and (ii) Tracon shall, with the approval of the JSC, undertake the Development of the Collaborative Product for the Second Indication.

(g)Development in the Collaborative Territory of Collaborative Product for indications other than the First Indication and Second Indication shall be subject to the review and approval of the JSC.

(h)In the event that prior to the submission of an application for Regulatory Approval for the First Indication for Collaborative Product in the U.S., Tracon does not make any advancement of, or ceases all, Development of Collaborative Product for greater than [***] (including (x) [***], or (y) [***] except where such cessation or failure to advance the Development of Collaborative Product is a consequence of [***], or such other circumstance not under the reasonable control of Tracon (“Development Abandonment”), then 3DAlpha shall have the right to give notice to Tracon that it believes that Development Abandonment has occurred and [***] unless within [***] days of such notice Tracon contests such notice and states its detailed basis for contending that Development Abandonment has not occurred [***].  If Tracon so disputes the occurrence of Development Abandonment, the Parties shall discuss the matter in good faith and, absent mutual agreement, determination of the occurrence of Development Abandonment shall be made by dispute resolution pursuant to Article 11. Upon confirmation of Development Abandonment, 3DAlpha shall have the right to terminate the Agreement upon notice to Tracon as set forth in Section 3.4(a).

3.3Development by 3DAlpha.  3DAlpha shall have the right but not the obligation to engage in Development Activities at its sole expense for Collaborative Product in the 3DAlpha Territory or in the 3DAlpha Field in the Collaborative Territory and 3DAlpha shall have the right to reference all existing Development Data for such Collaborative Product in support of such Development Activities.  3DAlpha shall keep Tracon and the JSC reasonably informed regarding the status of all Development Activities for Collaborative Products in the 3DAlpha Territory or in the 3DAlphaField in the Collaborative Territory.

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3.4Ending Development; Exits.  The JSC shall have the authority to elect to end Development of a Collaborative Product in the Field in the Collaborative Territory either (i) by consensus of the representatives of the Parties or (ii) by a Party exercising its tie-breaking authority at the JSC, but only if done so as a consequence of (x) subject or patient injury or Collaborative Product toxicity, (y) trial futility or other failure to establish sufficient efficacy of the Collaborative Product, or (z) material change in the marketplace impairing the economic viability or competitiveness of the Collaborative Product for the First Indication and/or Second Indication under investigation. Development may be suspended or terminated as follows.

(a)If the JSC decides to stop Development of a Collaborative Product or if a Tracon Exit occurs for a Collaborative Product, (i) all rights and responsibilities of Tracon with respect to its Development shall revert to 3DAlpha, (ii) Tracon shall within ninety (90) calendar days after such termination transfer sponsorship of the IND and, to the extent applicable, ownership of any Regulatory Approvals for such Collaborative Product and management of clinical trials to 3DAlpha, (iii) the Collaborative Products License granted to Tracon in Section 9.2 shall terminate, and (iv) 3DAlpha shall thereafter be free to Develop and Commercialize such Collaborative Product anywhere in the Collaborative Territory in its sole discretion and at its sole expense.

(b)If a 3DAlpha Exit occurs, (i) apart from the orderly wrapping up of any ongoing clinical trials under Section 3.4(c), Tracon shall have no further obligation under this Agreement to perform any Development activities for or pursue Commercialization of such Collaborative Product; (ii) upon Tracon’s request following a 3DAlpha Exit, 3DAlpha shall [***] and Tracon shall have the right to [***] under the terms of this Agreement, provided that (x) 3DAlpha shall compensate Tracon for [***], provided that [***] the costs for the establishment of an alternative source of supply of Collaborative Product, and (y) 3DAlpha shall not supply Collaborative Product for use in the 3DAlpha Field in the Collaborative Territory if 3DAlpha is not supplying Tracon’s requirements for Collaborative Product in the Collaborative Territory and Tracon has not yet established and qualified an alternative source of supply for its requirements of Collaborative Product in the Field in the Collaborative Territory.  Certain details of the foregoing supply arrangements shall be set forth in the applicable Supply Agreement.

(c)If a human clinical trial for a Collaborative Product in the Field is terminated by a Party or the JSC under this Agreement or the Development of a Collaborative Product is ended while a clinical trial is ongoing, then [***] consistent with good clinical practices.

3.5Manufacture and Supply.  Jiangsu Alphamab shall supply, or cause to be supplied, to Tracon, consistent with the requirements of Section 3.2(c), all amounts of Collaborative Product necessary or useful to perform all pre-clinical and clinical studies for its Development, pursuant to a written clinical supply and quality agreement, which shall be separately discussed and agreed to in good faith by the Parties [***] and, if applicable, Jiangsu Alphamab and Tracon’s entry into a Supply Agreement with the CMO, as may be extended by the written agreement of the Parties (the “Clinical Supply and Quality Agreement”). The Clinical Supply and Quality Agreement will include the terms set forth on Exhibit B.  3DAlpha acknowledges and agrees that Tracon’s

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performance of the Development Activities is conditioned upon and subject to Jiangsu Alphamab’s supply of Collaborative Product in compliance with the terms and conditions of this Agreement and the Clinical Supply and Quality Agreement.  While Jiangsu Alphamab supplies Collaborative Product for purposes of Commercialization of Collaborative Product both in the Field and in the Collaborative Territory as well as outside the Field and/or Collaborative Territory, the requirements for Commercialization in the Field in the Collaborative Territory shall be [***] in the event of a shortage or interruption of supply.  In all events, Jiangsu Alphamab shall not discontinue supplying Collaborative Product to Tracon under the terms of this Agreement so long as Jiangsu Alphamab supplies Collaborative Product for any use or to any party in the Collaborative Territory.

3.6Performance by the Parties.   Each party shall perform its activities under the Development Plan in accordance with the terms and conditions of this Agreement and Applicable Laws, including GCP and GMP to the extent applicable.  If there is any conflict between performance in accordance with Applicable Laws and this Agreement, performance in accordance with Applicable Laws shall prevail.

3.7Safety Data Exchange.  Prior to the initiation of the first clinical trial of Collaborative Product by Tracon, the Parties shall negotiate in good faith and enter into  a safety data exchange agreement amongst 3DAlpha and Tracon regarding Collaborative Product, which shall be consistent with the provisions of Section 4.7 and set forth standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions/experiences sufficient to permit each party to comply with its regulatory and other legal obligations within the applicable timeframes.  Such safety data exchange agreement shall identify which party shall be responsible for the timely reporting of all relevant adverse drug reactions/experiences, Collaborative Product quality, Collaborative Product complaints and safety data relating to Collaborative Product to the appropriate Regulatory Authorities in the Collaborative Territory or outside the Collaborative Territory, as applicable, in accordance with all Applicable Laws.  Such agreement shall allow each party to comply with all regulatory and legal requirements regarding the management of safety data by providing for the exchange of relevant information in the appropriate format within applicable timeframes.  The safety data exchange agreement shall identify the party responsible for maintaining the global safety database for Collaborative Product.

Article 4
COMMERCIALIZATION

4.1Leading Company.  Tracon shall be the Leading Company within the Collaborative Territory unless (x) the first Regulatory Approval of Collaborative Product in the Collaborative Territory is outside of the Field and sale of Collaborative Product pursuant to such Regulatory Approval is launched in the Collaborative Territory, or (y) Regulatory Approval of Collaborative Product in the Collaborative Territory is achieved for a non-orphan indication and sale of Collaborative Product pursuant to such Regulatory Approval is launched by 3DAlpha in the Collaborative Territory, whereupon, in each case, 3DAlpha shall thereafter be the Leading

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Company within the Collaborative Territory; provided, however, if Tracon and 3DAlpha mutually agree to grant a License to a Third Party for Commercialization of Collaborative Product in the Collaborative Territory, such Third Party shall be the Leading Company for the Collaborative Territory. The Leading Company shall be responsible for the Commercialization and booking of sales of Collaborative Product in the Collaborative Territory subject to the provisions regarding pricing below in Section 4.5. In the event that 3DAlpha replaces Tracon as Leading Company after Regulatory Approval of Collaborative Product in the Tracon Field and Tracon does not co-market Collaborative Product in the Field, 3DAlpha shall compensate Tracon for its costs in preparing for and conduct of Commercialization as set forth in Section 5.3(c).

4.2Commercialization of Collaborative Products in the Collaborative Territory.  So long as Tracon is the Leading Company, Tracon shall be responsible for the Commercialization of Collaborative Products in the Field in the Collaborative Territory and shall apply Commercially Reasonable Efforts to Commercialize in the United States in the Field Collaborative Product for which Regulatory Approval is granted and in such other jurisdictions of the Collaborative Territory where it is commercially viable to do so.  Tracon shall own the Regulatory Approvals in the Field for Collaborative Product in the Collaborative Territory and, so long as Tracon is Leading Company, shall book all sales of Collaborative Products in the Field in the Collaborative Territory during the Term.  In the event that Tracon does not achieve at least [***], 3DAlpha shall have the right to give notice to Tracon of a failure of diligence which Tracon may cure either by (x) achieving [***], or (y) demonstrating [***] in the Field in the Collaborative Territory.  If such alleged failure of diligence remains uncured, 3DAlpha shall have the right to terminate the Agreement for breach pursuant to Section 10.2.

4.3Co-marketing of Collaborative Products.  In the event that 3DAlpha (or a Third Party) is Leading Company and no Tracon Exit has occurred, Tracon shall have the right to co-market Collaborative Product in the Field in the Collaborative Territory, provided that Tracon shall have the right at any time upon notice to 3DAlpha to decline or cease to co-market Collaborative Product.  In connection with the Commercialization of Collaborative Products in the Field where Tracon has exercised its co-marketing rights, the Leading Company shall provide Tracon with quarterly sales and marketing reports and its annual marketing plan for the applicable Collaborative Product.  Notwithstanding Tracon’s role in co-marketing of Collaborative Product in the Field, the Leading Company shall nonetheless book all sales of Collaborative Product in the Field in the Collaborative Territory.

4.4Commercial Supply.  Jiangsu Alphamab shall be responsible for the commercial supply of Collaborative Products through the establishment and maintenance of Supply Agreements with one or more CMOs and/or by use of manufacturing facilities owned or operated by Jiangsu Alphamab or its Affiliate (in which case Jiangsu Alphamab shall be the CMO for purposes of this Agreement for the applicable Collaborative Product), which arrangements shall be on terms reasonably acceptable to Tracon.    Within [***] of commercial launch of Collaborative Product, Jiangsu Alphamab shall use commercially reasonable efforts to establish [***] on terms that are reasonably acceptable to Tracon.  In the event that the CMO supplies Collaborative Product for purposes of Commercialization of Collaborative Product in both the

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Collaborative Territory and outside the Collaborative Territory, the requirements for Commercialization in the Collaborative Territory shall be [***] with respect to requirements for use outside of the Field and/or Collaborative Territory in the event of a shortage or interruption of supply.

4.5Pricing.  In all cases with respect to Commercialization of Collaborative Product in the Collaborative Territory, pricing of the Collaborative Product, whether sold as a monotherapy or along with other drug(s) for combinational therapy, shall be proposed by the Leading Company and subject to the consensus of Tracon and 3DAlpha; provided, that neither party may withhold consent unreasonably or for the purpose of disadvantaging the commercial prospects of the Collaborative Product in the Field in the Collaborative Territory.  The parties agree not to [***], at a level less than [***] in the corresponding country of the Collaborative Territory.

4.6Product Recalls.  In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with a Collaborative Product, or in the event a Party reasonably believes that an event, incident or circumstance has occurred that may result in the need for a voluntary or mandatory recall, market withdrawal or other corrective action regarding a Collaborative Product, such Party shall promptly so advise the other Party (in the case of Tracon, the Chief Executive Officer or another senior executive designated in advance by the Chief Executive Officer of 3DMed and Jiangsu Alphamab; and in the case of 3DAlpha, the Chief Executive Officer or another senior executive designated in advance by the Chief Executive Officer of 3DMed and Jiangsu Alphamab) and the Leading Company by telephone or facsimile.  The Leading Company shall decide and have control of whether to conduct a recall or market withdrawal (except in the event of a recall or market withdrawal mandated by a Regulatory Authority, in which case it shall be required) or to take other corrective action in any country of the Collaborative Territory and the manner in which any such recall, market withdrawal or corrective action shall be conducted; provided that the Leading Company shall notify the Parties prior to making any public disclosure of the recall, market withdrawal or corrective action and shall keep the Parties regularly informed regarding any such recall, market withdrawal or corrective action.  Recall costs shall be borne by the Leading Company, provided that where the recall is a result of an actual or suspected [***], the costs of the recall shall be borne [***].  3DAlpha shall decide and have control of whether to conduct a recall or market withdrawal (except in the event of a recall or market withdrawal mandated by a Regulatory Authority, in which case it shall be required) or to take other corrective action in any country outside of the Collaborative Territory and the manner in which any such recall, market withdrawal or corrective action shall be conducted; provided that 3DAlpha shall notify Tracon prior to making any public disclosure of the recall, market withdrawal or corrective action and shall keep Tracon regularly informed regarding any such recall, market withdrawal or corrective action.  Recall costs outside the Collaborative Territory shall be borne by solely by 3DAlpha.

4.7Pharmacovigilance.  The Parties’ safety data exchange agreement regarding Collaborative Product required under Section 3.9 shall include, without limitation, the following provisions except where the Parties agree to more stringent provisions in the safety data exchange agreement:

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(a)With respect to clinical trials being carried out by or on behalf of Tracon and with respect to clinical trials being carried out by or on behalf of 3DAlpha in the 3DAlpha Territory, each Party agrees pursuant to this Agreement, during the Term hereof, to notify the other Party within three (3) calendar days, in English, of any information of which the first Party becomes aware concerning any serious side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, whether or not determined to be attributable to the Collaborative Product (hereinafter “Serious Adverse Experience”), where such Adverse Experience is life threatening and associated with the clinical uses, studies, investigations and tests of Collaborative Product.  With respect to all other Adverse Experiences (non-life threatening), the Party first learning of such experience shall furnish the other Party with copies of such Adverse Experiences reported to it, in English, within seven (7)calendar days after receipt.  “Life threatening” as used in this Section refers to an experience which results in death, is immediately life-threatening, results in persistent and significant disability/incapacity or requires in-patient hospitalization or prolongation of existing hospitalization, or is an overdose.  Other important medical events that may jeopardize the patient or may require intervention to prevent one of the outcomes previously listed should also be considered serious.  “Unexpected” as used in this Section refers to a condition or development not listed in the current labeling or investigator’s brochure for Collaborative Product, and includes an event that may be symptomatically and pathophysiologically related to an event listed in the labeling, but differs from the event because of increased frequency or greater severity or specificity.

(b)3DAlpha shall provide Tracon with all legacy Adverse Experience (serious and non-serious events) data from all previously conducted trials of Collaborative Products (if any) prior to execution of the safety data exchange agreement.

4.8Restrictions.

(a)During the Term, 3DAlpha, Tracon and their respective Affiliates shall not Develop, manufacture or Commercialize, or authorize (by License or otherwise) any third party to Develop, manufacture or Commercialize, any Competing Product in the Field in the Collaborative Territory.  For purposes of this Agreement, a “Competing Product” shall mean any [***], whether sold alone or in combination with other products. For clarity, Competing Product shall not include [***]. In the event of a bona fide Change of Control with respect to a Party, the foregoing restrictions of this Section 4.8(a) shall not apply to any pre-existing programs of a Third Party acquirer of such Party, as long as the acquiring party can only keep either the existing Competing Product or the Collaborative Product.

(b)Tracon shall not, and shall ensure that its Affiliates and sub-licensees do not, either directly or indirectly, promote, market, distribute for sale, import for sale, sell or have sold the Collaborative Product, including via internet or mail order, into countries outside the Collaborative Territory.  As to such countries outside the Collaborative Territory (which are exclusively reserved for 3DAlpha), Tracon shall not, and shall ensure that its Affiliates and sub-licensees do not: (a) establish or maintain any branch, warehouse or distribution facility for sale of the Collaborative Product in such countries, (b) engage in any advertising or promotional activities relating to the Collaborative Product that are directed primarily to customers or other purchasers

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of the Collaborative Product located in such countries, (c) solicit orders for the Collaborative Product from any prospective purchaser located in such countries, or (d) sell or distribute for sale the Collaborative Product to any person in the Collaborative Territory who intends to sell or has in the past sold the Collaborative Product in such countries.  If Tracon receives any order for the Collaborative Product from a prospective purchaser located in a country outside the Collaborative Territory, Tracon shall immediately refer that order to 3DAlpha and Tracon will not accept any such orders.  Tracon shall not deliver or tender for sale (or cause to be so delivered or tendered) the Collaborative Product into a country outside of the Collaborative Territory.  Tracon shall not, and shall ensure that its Affiliates and sub-licensees do not, restrict or impede in any manner 3DAlpha’s exercise of its retained exclusive rights in the Collaborative Product outside the Collaborative Territory.

(c)Except as expressly permitted herein where 3DAlpha is Leading Company, 3DAlpha shall not, and shall ensure that its Affiliates and sub-licensees do not, either directly or indirectly, promote, market, distribute for sale, import for sale, sell or have sold the Collaborative Product in the Field, including via internet or mail order, into countries within the Collaborative Territory.  As to such countries within the Collaborative Territory, 3DAlpha shall not, and shall ensure that its Affiliates and sub-licensees do not: (a) establish or maintain any branch, warehouse or distribution facility for sale of the Collaborative Product in such countries, (b) engage in any advertising or promotional activities relating to the Collaborative Product that are directed primarily to customers or other purchasers of the Collaborative Product located in such countries, (c) solicit orders for the Collaborative Product from any prospective purchaser located in such countries, or (d) sell or distribute for sale the Collaborative Product to any person outside the Collaborative Territory who intends to sell or has in the past sold the Collaborative Product in such countries within the Collaborative Territory.  If 3DAlpha receives any order for the Collaborative Product from a prospective purchaser located in a country within the Collaborative Territory, 3DAlpha shall immediately refer that order to Tracon or the Leading Company and 3DAlpha shall not accept any such orders.  Except as Leading Company, 3DAlpha shall not deliver or tender for sale (or cause to be so delivered or tendered) the Collaborative Product into a country within the Collaborative Territory.  3DAlpha shall not, and shall ensure that its Affiliates and sub-licensees do not, restrict or impede in any manner Tracon’s exercise of its exclusive rights in the Collaborative Product in the Field within the Collaborative Territory.

Article 5
Financial provisions

5.1Prior to Regulatory Approval.  The Parties shall be responsible for the costs related to the Development of Collaborative Product for the First Indication in support of an application for grant of Regulatory Approval for the Collaborative Product in the United States as follows:

(a)3DAlpha shall be solely responsible for one-hundred percent (100%) of the cost associated with the conduct of the IND-enabling studies and the preparation of the chemistry-manufacturing-controls activities sections of the IND for such Collaborative Product.

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(b)Tracon shall be solely responsible for one-hundred percent (100%) of the cost associated with filing any new IND for the Collaborative Product in the U.S. and the costs of sponsoring such IND in the U.S., excluding any costs specifically allocated to 3DAlpha under subsections (a) and (d) of this Section.

(c)Tracon shall be solely responsible for one-hundred percent (100%) of its Development Costs related to any Phase 1 Study or Phase 2 Study or Phase 3 Study of the Collaborative Product in the Collaborative Territory conducted under this Agreement and agreed to by the JSC in any Development Plan, including [***] for such studies but excluding any [***].

5.2Following the receipt of [***] for the First Indication in the United States and [***] for First Indication, Tracon shall be responsible for the Development Costs related to [***] and any post-approval clinical trials in connection with [***] for the Collaborative Product, provided that the costs constituting [***] for the Collaborative Territory shall be borne by Tracon as set forth in Section 3.2(c).

5.3Royalties.  If Tracon is the Leading Company, Tracon shall pay a royalty to 3DAlpha on Net Sales in the Field of Collaborative Product in the Collaborative Territory, and if 3DAlpha or a Third party is the Leading Company, 3DAlpha shall pay a royalty to Tracon on Net Sales of in the Field of Collaborative Product in the Collaborative Territory as follows: (i) if Tracon is the Leading Company, it shall pay 3DAlpha a royalty in the amount of the 3DAlpha Royalty on such Net Sales of Collaborative Product in the Field as set forth in the table below, which amounts shall be split between 3DMed and Jiangsu Alphamab according to a ratio to be provided by 3DAlpha; and (ii) if 3DAlpha (itself or through its sublicensee) or a Third Party is the Leading Company, 3DAlpha shall pay Tracon a royalty in the amount of the Tracon Royalty on such Net Sales in the Field of Collaborative Product as set forth in the table below according to whether Tracon exercises its rights to co-market the Collaborative Product in the Field in the Collaborative Territory.

Calendar year Net Sales threshold	3DAlpha Royalty (where Tracon is the Leading Company for Field)	Tracon Royalty (where 3DAlpha is the Leading Company, but Tracon continues to co-market in Field	Tracon Royalty (where 3DAlpha is the Leading Company for the Field and Tracon does not co-market in the Field)
Up to $[***]million	[***]%	[***]%	[***]%
Above $[***] million and up to $[***]million	[***]%	[***]%	[***]%

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Above $[***]million and up to $[***]million	[***]%	[***]%	[***]%
Above $[***]million	[***]%	[***]%	[***]%

(a)The royalty set forth in this Section 5.3 shall be payable quarterly and due [***] days following the end of the applicable quarter.  The royalty-paying Party shall provide to the other Party no later than the date when the applicable royalty is due a report summarizing the amount of Net Sales of Collaborative Product sold in the Field on a country-by-country basis in the Collaborative Territory and the amount of royalty owed with respect to such Net Sales.  Royalties under this Section 5.3 shall be payable for the duration of the Term.  Royalties under this Section 5.3 shall be payable on a country-by country basis until the expiration of the last to expire of the Patents within the Collaborative Product IP or Development IP covering the Collaborative Product or the  use of  Collaborative Product in the Field in such country.

(b)If Tracon is the Leading Company, all Net Sales of Collaborative Product in the Collaborative Territory shall be deemed to be within the Field.  If Tracon is not the Leading Company, the Parties shall confer in good faith and agree upon a mechanism for determining the amount of Net Sales of Collaborative Product in the Field through the regular (quarterly or such other frequency as agreed by the Parties) quantitative surveys of prescribing physicians in the Field in the applicable countries of the Collaborative Territory where such surveys have sufficient statistical power and effect size to accurately estimate the quantity of Net Sales in the Field.  The cost of such surveys shall be [***].  The results and supporting documentation for such survey-based analysis shall be shared with the Parties and the results shall be deemed to be the total Net Sales in the Field and all additional Net Sales in excess of such amount shall be deemed to be outside the Field.  Any disputes between the Parties concerning the conduct or results of such surveys shall be resolved pursuant to the dispute resolution provisions of Article 11.

(c)In the event that (x) 3DAlpha replaces Tracon as Leading Company after Regulatory Approval of Collaborative Product in the Tracon Field, (y) such replacement occurs prior to the three year anniversary of the First Commercial Sale of Collaborative Product in the Field in the Collaborative Territory, and (z) Tracon elects, and 3DAlpha agrees (with such agreement not unreasonably conditioned, delayed or withheld), within six months of such replacement that Tracon will not co-market Collaborative Product, then 3DAlpha shall reimburse Tracon for its costs incurred in preparing for and conduct of Commercialization of Collaborative Product.  Tracon shall provide notice to 3DAlpha within [***] days of 3DAlpha becoming Leading Company whether Tracon will elect to co-market the Collaborative Product in the Field.  Within [***] days of 3DAlpha becoming Leading Company and where Tracon has given notice to 3DAlpha that it declines to co-market the Collaborative Product, Tracon shall provide to 3DAlpha written documentation of its costs incurred in preparing for and conduct of Commercialization of Collaborative Product (e.g., headcount, marketing costs, honorarium, medical education, publications, advertising, travel) and 3DAlpha shall reimburse Tracon for such amount within [***] days of receipt of such documentation.

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(d)No payment obligations between 3DMed and Jiangsu Alphamab pursuant to the 3D-Alphamab Agreement shall alter the royalties payable to Tracon hereunder.  3DAlpha shall disclose to Tracon all provisions of the agreements between 3DMed and Jiangsu Alphamab related to Collaborative Product to the extent that they relate to the supply, development or commercialization of Collaborative Product in the Collaborative Territory.

5.4Currency; Exchange Rate.  All payments to be made under this Agreement shall be made in US Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from the receiving Party.  When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition during the quarter for which a payment is due.  The payment of such interest shall not limit the Party entitled to payment from exercising any other rights it may have as a consequence of the lateness of any payment.

5.5Late Payments.  If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of prime reported in The Wall Street Journal, Western U.S. Edition on the due date of the payment plus [***] per annum, or the maximum rate allowable by Applicable Laws, whichever is less.

5.6Financial Records; Audit.

(a)Each Party shall keep, and require its Affiliates and Licensees, to keep, reasonably detailed, fair and true books of accounts and records for the purpose of determining the amounts payable to the other Party pursuant to this Agreement.  Such books and records shall be kept for at least five (5) full years following the end of the year to which they pertain.

(b)Each Party shall allow an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party to audit its records for such year to verify the accuracy of any financial report furnished by such Party and any amounts to be paid under this Agreement for the preceding three (3) full years.  Such audits may be exercised during normal business hours and no more frequently than once per calendar year upon reasonable prior written notice by a Party to the other Party.  The cost of such any audit shall be borne by the Party requesting such audit, unless the audit discloses an underpayment or an overpayment by the audited Party of more than [***] of the amount of payments due under this Agreement for any applicable quarter, in which case, the audited Party shall bear the cost of such audit.

(c)Any amounts shown to be owed but unpaid, or overpaid and in need of refund, shall be paid or refunded (as the case may be) within [***] days after the accountant’s report, plus interest (as set forth in Section 5.5) from the original due date on any amounts underpaid (but interest shall not apply to overpayments).

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5.7Tax.

(a)Taxes on Income.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income, including any payments received, as contemplated in this Agreement.

(b)Tax Cooperation.  The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of any payments made by a Party to the other Party under this Agreement.  The Parties acknowledge that 3DAlpha does not intend to engage in any reorganization or transfer any payment obligations that it has to Tracon in a transaction that would, solely due to any such action by 3DAlpha after the Effective Date, result in additional withholding taxes on any payments that may become due to Tracon under this Agreement.  However, in the event of any such transaction that does result in any additional withholding taxes, the liability for such withholding taxes shall be the sole responsibility of 3DAlpha and such payment obligations shall be increased so that Tracon receives the full amount it would have received had no such additional withholding taxes been withheld.

(c)Payment of Tax.  To the extent a Party is required by Applicable Laws to deduct and withhold taxes on any payment to the other Party, the paying Party shall pay the amounts of such taxes to the proper tax authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable such other Party to claim such payment of taxes.

Article 6
Representations, Warranties and covenants

6.1Mutual Representations and Warranties.  Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

(a)Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

(b)Authority and Binding Agreement.  As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

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(c)No Conflict; Covenant.  It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement.

(d)Compliance with Law. It shall comply in all material aspects with all Applicable Laws in the course of performing its obligations and exercising its rights under this Agreement.

6.2Additional Representations and Warranties of 3DAlpha.  3DAlpha represents, warrants, and covenants (as applicable) to Tracon that:

(a)3DAlpha (i) has the right to grant the Collaborative Products License that it purports to grant in Section 9.2 and all other rights granted to Tracon herein; (ii) has not granted and will not grant any right to any Third Party that would conflict with or adversely affect such Collaborative Products License or rights; and (iii) possesses all necessary rights in intellectual property for the Development and Commercialization of Collaborative Product in the Collaborative Territory;

(b)as of the Effective Date, neither 3DAlpha nor any of its Affiliates has granted any license or right to obtain any license to any Third Party to the Collaborative Product IP in the Field in the Collaborative Territory;

(c)as of the Effective Date, there are no actual, pending, or to 3DAlpha’s knowledge, alleged or threatened, adverse actions, suits, proceedings, or claims against 3DAlpha (or facts providing the basis for such an action, suit, proceeding or claim) involving the Collaborative Product or the Collaborative Product IP nor has 3DAlpha received any written communication from any Third Party, including, without limitation, any Regulatory Authority or other government agency, threatening such action, suit or proceeding;

(d)as of the Effective Date, neither 3DAlpha nor any of its Affiliates has filed any regulatory filing for the Collaborative Product in the Field in the Collaborative Territory;

(e)all tangible or recorded information and data provided by or on behalf of 3DAlpha to Tracon related to the Collaborative Product was and is true, accurate and complete in all material respects, and 3DAlpha has not failed to disclose, or failed to cause to be disclosed, any such information or data related to the Collaborative Product in its Control that would cause the information and data that has been disclosed to be misleading in any material respect;

(f)3DAlpha is not debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws in the Territory, and it has not employed or used the services of any person who is debarred or disqualified in connection with activities relating to any pharmaceutical products; and

(g)As of the Effective Date, there are no legal claims, judgments or settlements against or owed by 3DAlpha or any of its Affiliates, or pending or, to 3DAlpha’s knowledge,

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threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations.

6.3Additional Representations and Warranties of Tracon. Tracon represents, warrants, and covenants (as applicable) to 3DAlpha that:

(a)Tracon shall conduct the Development Activities performed by it pursuant to the Development Plan in a competent and professional manner and the personnel assigned to perform Development Activities rendered by Tracon under this Agreement shall be qualified and professionally capable of performing the such Development Activities;

(b)Tracon is not debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws in the Territory, and it has not employed or used the services of any person who is debarred or disqualified in connection with activities relating to any pharmaceutical products; and

(c)As of the Effective Date, there are no legal claims, judgments or settlements against or owed by Tracon or any of its Affiliates, or pending or, to Tracon’s knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations.

6.43DAlpha Covenants.  In addition to any covenants made by 3DAlpha elsewhere in this Agreement, 3DAlpha hereby covenants to Tracon as follows:

(a)3DAlpha will not knowingly, during the Development Term or during any period in which it conducts Development of the Collaborative Product, employ or use the services of any person who is debarred or disqualified in connection with activities relating to such Collaborative Product; and, in the event that 3DAlpha becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to 3DAlpha with respect to any activities relating to the Collaborative Product, 3DAlpha will immediately notify Tracon in writing and 3DAlpha will cease employing, contracting with, or retaining any such person to perform any services relating to such Collaborative Product;

(b)3DAlpha will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including 3DAlpha, nor will 3DAlpha directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other person in connection with the performance of 3DAlpha’s obligations under this Agreement;

(c)3DAlpha and its employees and contractors, in connection with the performance of 3DAlpha’s obligations under this Agreement, shall not knowingly cause Tracon

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to be in violation of the FCPA, Export Control Laws, or any other Applicable Laws;

(d)3DAlpha has a policy or practice in place against corruption and bribery and in connection with the performance of its obligations under this Agreement, 3DAlpha shall comply and shall cause its and its Affiliates’ employees to comply with 3DAlpha’s such policy or practice; and

(e)3DAlpha shall immediately notify Tracon if it has any information or suspicion that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Laws in connection with the performance of its obligations under this Agreement.

6.5Tracon Covenants.  In addition to any covenants made by Tracon elsewhere in this Agreement, Tracon hereby covenants to 3DAlpha as follows:

(a)Tracon will not knowingly, during the Development Term, employ or use the services of any person who is debarred or disqualified in connection with activities relating to the Collaborative Product; and in the event that Tracon becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to Tracon with respect to any activities relating to the Collaborative Product;, Tracon will immediately notify 3DAlpha in writing and Tracon will cease employing, contracting with, or retaining any such person to perform any services relating to such Collaborative Product;

(b)Tracon will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including Tracon, nor will Tracon directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other person in connection with the performance of Tracon’s obligations under this Agreement;

(c)Tracon and its employees and contractors, in connection with the performance of Tracon’s obligations under this Agreement, shall not knowingly cause 3DAlpha to be in violation of the FCPA, Export Control Laws, or any other Applicable Laws;

(d)Tracon has a policy or practice in place against corruption and bribery and in connection with the performance of its obligations under this Agreement, Tracon shall comply and shall cause its and its Affiliates’ employees to comply with Tracon’s such policy or practice; and

(e)Tracon shall immediately notify 3DAlpha if it has any information or suspicion that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Laws in connection with the performance of its obligations under this Agreement.

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6.6Performance by Affiliates and Subcontractors.  The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates or subcontractors; provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such Affiliate, subcontractor, licensee or sublicensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of intellectual property rights which are substantially the same as those undertaken by the parties pursuant to Article 8; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such Affiliate, subcontractor, licensee or sublicensee.

6.7Disclaimer.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 6, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.  Each Party understands that Collaborative Product is the subject of ongoing research and development and that neither Party can assure that the Collaborative Product can successfully complete clinical trials, nor that the Collaborative Product can be successfully developed and commercialized in the Field in the Territory.

Article 7
Indemnification; limitation of liability

7.1Indemnification by Tracon.  Tracon hereby agrees to defend, hold harmless and indemnify each of 3DAlpha, its Affiliates and their agents, shareholders, directors, officers, employees and consultants and successors and assigns of any of the foregoing (the “3DAlpha Indemnitees”) from and against any and all liabilities, expenses and losses, including reasonable legal expenses and attorneys’ fees (collectively “Losses”), incurred by any 3DAlpha Indemnitee as a result of any suits, claims, actions and demands brought by a Third Party (each, a “Third Party Claim”) arising directly or indirectly out of (a) any breach of any representations, warranties,  covenants or agreements by Tracon under this Agreement, or (b) the negligence or willful misconduct of any Tracon Indemnitee, or (c) the research, development, manufacture, use, handling, storage, sale or other disposition of the Collaborative Product by Tracon or its Affiliates, licensees or sublicensees.  Tracon’s obligation to indemnify the 3DAlpha Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses arise from any activities set forth in Section 7.2 for which 3DAlpha is obligated to indemnify Tracon Indemnitees under Section 7.2.

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7.2Indemnification by 3DAlpha.  3DAlpha hereby agrees to defend, hold harmless and indemnify Tracon, its Affiliates and their agents, directors, officers, employees and consultants and successors and assigns of any of the foregoing (the “Tracon Indemnitees”) from and against any and all Losses incurred by any Tracon Indemnitee as a result of any Third Party Claims arising directly or indirectly out of (a) any breach of any representations, warranties, covenants or agreements by 3DAlpha under this Agreement, (b) the negligence or willful misconduct of 3DAlpha Indemnitees, or (c) the research, development, manufacture, use, handling, storage, sale or other disposition of the Collaborative Product by 3DAlpha or its Affiliates, licensees or sublicensees.  3DAlpha’s obligation to indemnify the Tracon Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses arise from any activities set forth in Section 7.1, for which Tracon is obligated to indemnify 3DAlpha Indemnitees under Section 7.1.

7.3Procedure.  The indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 7 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld.  The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party.  If the Parties cannot agree as to the application of Sections 7.1 and 7.2 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim.  Each Party reserves the right to claim indemnity from the other in accordance with Sections 7.1 and 7.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 7.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.  The failure to deliver written notice to the indemnifying Party within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the indemnifying Party of its indemnification obligations under this Article 7 if and to the extent the indemnifying Party is actually prejudiced thereby.

7.4Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 7 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 7.1 OR 7.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 8.

7.5Insurance.  Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice in the region(s) where the Party operates and reasonable in light of its obligations under this Agreement.

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Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

Article 8
Confidentiality

8.1Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (in such capacity, the “Receiving Party”) agrees that, for the Term and for a period of ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party (in such capacity, the “Disclosing Party”).  Pursuant to Section 9.1, Development Data should be deemed as Confidential Information of 3DAlpha.  The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, directors, officers, agents, consultants, advisors (including legal, accounting, or other professional advisors) and other representatives (collectively the “Representatives”) do not disclose or make any unauthorized use of the Confidential Information.  The Receiving Party may disclose Confidential Information only to the Representatives on a need-to-know basis. The Receiving Party will have executed or shall execute appropriate written agreements with its Representatives sufficient to enable it to comply with all the provisions of this Agreement, or the Representatives shall be bound by written confidentiality obligations no less stringent as those obligations imposed on the Receiving Party under this Agreement, and Receiving Party shall be responsible for the acts and or omissions of such Representative with regards to or any breach of the confidentiality obligations herein by such Representatives. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information and will cooperate with Disclosing Party in every reasonable way to help Disclosing Party regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.  The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the Receiving Party can demonstrate by competent written proof:

(a)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)is subsequently disclosed to the Receiving Party by a Third Party who has a legal right to make such disclosure; or

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(e)is subsequently independently discovered or developed by the Receiving Party without the aid, application, or use of the Disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

8.2Authorized Disclosure.  Notwithstanding the obligations set forth in Section 8.1, the Receiving Party may disclose the Disclosing Party’s Confidential Information and the terms of this Agreement to the extent:

(a)such disclosure is reasonably necessary for (i) the Development, manufacture or Commercialization of the Collaborative Product, including obtaining and maintaining Regulatory Approval or patent protection, pursuant to the terms of this Agreement; or (ii) the prosecuting or defending litigation as contemplated by this Agreement; or

(b)such disclosure is reasonably necessary: (i) to the Receiving Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound in writing by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirers, licensors, licensees, collaborators or other business partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license or collaboration; provided that in each such case on the condition that such disclosures are bound in writing by confidentiality and non-use obligations consistent with those contained in the Agreement;

(c)such disclosure is required by Applicable Laws, including judicial or administrative process.  Confidential Information that is disclosed under this Section 8.2(c) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 8, and the Party disclosing Confidential Information pursuant to Applicable Laws may disclose, but only to the extent so required, and shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

(d)Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 8(a)(ii) or Section 8(c), it will, except where impracticable, give reasonable advance written notice to the other Party of such disclosure  to allow the other Party a reasonable opportunity to seek a protective order or equivalent and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. Any such disclosure, however, shall not relieve the such Party of its obligations as the Receiving Party contained herein.

8.3Public Announcements.

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(a)Publicity.  Subject to the rest of this Section 8, no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Laws.

(b)Press Releases.  As soon as practicable following the Effective Date, the Parties shall issue a joint press release announcing the execution of this Agreement in substantially the form attached hereto as Exhibit C.  Except as required by applicable securities laws (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 8 and which do not reveal non‑public information about the other Party.  In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(c)Filing of this Agreement.  The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.  Other than such obligation, neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC or any stock exchange or other governmental agency.

8.4Publication.  At least seven (7) days prior to a Party or of any of its Affiliates, or Licensees in the case of 3DAlpha, publishing, publicly presenting, and/or submitting for written or oral publication a manuscript, abstract or the like that includes Know-How relating to the Collaborative Product that has not been previously published, such Party shall provide to the other Party a draft copy thereof for its review (unless such Party is required by law to publish such Know-How sooner, in which case such Party shall provide such draft copy to the other Party as much in advance of such publication as possible).  The publishing Party shall consider in good faith any comments provided by the other Party during such seven (7) day period. The review

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period may be extended for an additional seven (7) days if a representative of the non-publishing Party can demonstrate a reasonable need for such extension including, but not limited to, the preparation and filing of patent applications. By mutual agreement of the Parties, this period may be further extended.  In addition, the publishing Party shall, and shall cause its Affiliates and Licensees, as applicable, at the other Party’s reasonable request, remove therefrom any Confidential Information of such other Party.  The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

8.5Prior Non-Disclosure Agreement.  As of the Effective Date, the terms of this Section 8 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement.  Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

8.6Equitable Relief.  Each Party acknowledges that a breach of this Section 8 cannot be reasonably or adequately compensated in damages in an action at law and that such a breach shall cause the other Party irreparable injury and damage.  By reason thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

Article 9
Intellectual Property

9.1Ownership. As between the Parties and subject to the licenses granted under this Agreement, (i) 3DAlpha is the sole owner of all rights, title and interest in and to the Collaborative Product IP, (ii) Tracon is the sole owner of all rights, title and interest in and to the Tracon IP and the Development Data, (iii) 3DAlpha and Tracon shall jointly own all rights, title and interest in and to the Development IP.  Each of Tracon and 3DAlpha agree and hereby irrevocably transfer and assign to the other sufficient rights to vest joint ownership in the Development IP.  Each party shall perform and, if necessary, obligate its personnel to perform any and all other reasonable acts necessary to assist the other Party in obtaining, maintaining, implementing, securing and perfecting such any and all rights hereof, including but not limited to executing the necessary documents by such Party and/or its personnel.

9.2Collaborative Product License.  Subject to the terms and conditions of this Agreement, 3DAlpha hereby grants an exclusive (even with respect to 3DAlpha and its Affiliates), nontransferable, license to Tracon under the Collaborative Product IP and the Development IP for the (i) Development of the Collaborative Products in the Field in the Collaborative Territory (which for clarity may include the conduct of clinical trials in the European Union as determined by the JSC), and (ii) for Commercialization of the Collaborative Products in the Field in the Collaborative Territory (the “Collaborative Products License”).

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(a)As part of the Collaborative Products License, 3DAlpha hereby grants a non-exclusive, nontransferable license to Tracon under the Collaborative Product IP and Development IP for the conduct of clinical trials in the European Union in support of the Development of Collaborative Products in the Field in the Collaborative Territory.  For clarity, the Collaborative Products License shall not include the right to Commercialize or seek Regulatory Approval of Collaborative Products outside of the Collaborative Territory and the Field.

(b)The Collaborative Products License shall not be sublicensable by Tracon except with the written consent of 3DAlpha.

(c)Notwithstanding the foregoing grant of the Collaborative Products License and subject to the other terms of this Agreement, 3DAlpha expressly reserves the right to grant Licenses to Third Parties in the Collaborative Product IP and Development IP outside the Collaborative Territory.

(d)If the Parties mutually agree in writing to stop Development of Collaborative Product, or after a Tracon Exit, all license rights granted to Tracon under the Collaborative Products License shall be terminated and 3DAlpha shall have the right to grant to a third party a License to Develop and Commercialize Collaborative Product under the Collaborative Product IP in the Field in the Collaborative Territory.  3DAlpha shall have the right to conduct, at 3DAlpha’s sole expense, clinical trials for a Collaborative Product at clinical sites in the Collaborative Territory in connection with a clinical trial primarily being conducted by 3DAlpha in the 3DAlpha Territory for the purpose of seeking Regulatory Approval of a Collaborative Product in the 3DAlpha Territory or for a Collaborative Product outside the Field in the Collaborative Territory.

9.3License to 3DAlpha.  Tracon grants 3DAlpha an irrevocable, perpetual, royalty-free, exclusive license with the right to grant sublicenses to use Development Data and Development IP to develop, register, sell, offer to sell, have sold, market and distribute the Collaborative Product (x) in territories outside of the Collaborative Territory, and/or (y) in all territories in the 3DAlpha Field.  Upon termination of the Agreement (other than by Tracon for bankruptcy or material breach of 3DAlpha), Tracon shall grant 3DAlpha an irrevocable, perpetual, royalty-free, non-exclusive license with the right to grant sublicenses to use Development Data and Development IP to develop, register, sell, offer to sell, have sold, market and distribute the Collaborative Product in  the Collaborative Territory.

9.4Prosecution and Maintenance of Collaborative Product IP and Development IP.  3DAlpha shall be responsible for, and shall have the sole rights in relation to, the preparation, filing, prosecution and maintenance of any Patents and other intellectual property rights within the Collaborative Product IP at its own expense.  The Parties shall collaborate with respect to the prosecution and maintenance of any patents within the jointly owned Development IP.

9.5Third Party Intellectual Rights.  In the event that any Third Party asserts that the Commercialization of Collaborative Product in the Collaborative Territory infringes any Third Party intellectual property rights, [***] shall have the right to defend against such claim and/or, subject to [***]’s written consent,  enter into a license agreement for the purpose of resolving such

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claim and the costs of such defense and licensing arrangement shall be creditable against royalties otherwise payable by Tracon to 3DAlpha under Article 5.

9.6Infringement by Third Parties.  In the event either Party becomes aware of any Third Party infringement of the Collaborative Product IP in the Collaborative Territory (an “Infringement”), such Party shall promptly notify the other Party and the Parties shall confer in good faith regarding strategy for abating such infringement in view of its potential effect upon the Commercialization of Collaborative Products in the Collaborative Territory.  [***], its Affiliates or their Licensees shall have the first right to bring an action for infringement of the Collaborative Product IP in the Collaborative Territory at its expense.  Any recovery realized as a result of any such action or proceeding, whether by way of settlement or otherwise, shall first be used to reimburse the Parties for their costs in connection with such enforcement action and the balance shall be treated as Net Sales where [***] is the Leading Company.  If [***] does not elect to bring an enforcement action against such Infringement, [***] shall have the right but not the responsibility to bring an enforcement action against such Infringement at its own expense and any recovery shall first be used to reimburse the Parties for their costs in connection with such enforcement action and the balance shall be treated as Net Sales where [***] is Leading Company.  Each Party shall cooperate at the enforcing Party’s expense with any enforcement action brought against an Infringement and, additionally, shall have the right to participate in such action with its own counsel at its own expense subject to the foregoing right of reimbursement from any recoveries from such action.

9.7No Implied Licenses.  No right or license is granted under this Agreement by either Party to the other Party, either expressly or by implication, except those specifically set forth herein.

Article 10
Term And Termination

10.1Term.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 10, shall remain in effect until the later of (a) the date that the Parties cease Development and Commercialization of all Collaborative Products in the Field in the Collaborative Territory pursuant to this Agreement; or (b) the expiration of all payment obligations of the Parties under Section 5 (the “Term”).  In the event the Agreement expires pursuant to the end of the Term as specified in this Section 10.1(b), the licenses granted herein shall become perpetual and paid-up.

10.2Termination for Breach.  Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party, if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, such breaching party fails to cure such material breach within sixty (60) days (or twenty-five (25) days with respect to any payment breach) from the date of such notice.  Any right to terminate under this Section 10.2, other than with respect to any payment breach, shall be stayed and the cure period tolled in the event that,

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during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 11 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 11.

10.3Termination for Good Reason.  Either Party shall have the right to terminate this Agreement upon written notice to the other Party if the terminating Party reasonably determines, based upon additional information that becomes available or an analysis of the existing information at any time, that the medical risk/benefit of Collaborative Product is so unfavorable that it would be incompatible with the welfare of patients to Develop or Commercialize or to continue to Develop or Commercialize Collaborative Product.  Prior to any such termination, the terminating Party shall comply with such internal review and management approval processes as it would normally follow in connection with the termination of the development and commercialization of its own products for safety reasons and shall present and discuss the findings of such internal review for approval by the JSC.

10.4Termination for Bankruptcy.  Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party, if the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of substantially all of its assets, or if such other Party proposes a written agreement of composition or extension of substantially all of its debts, or if such other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) days after the filing thereof, or if such other Party shall propose or be a party to any dissolution or liquidation, or if such other Party shall make an assignment of substantially all of its assets for the benefit of creditors.

10.5Buyback.  3DAlpha shall have the option to reacquire the full rights to the Collaborative Product in the Field in the Collaborative Territory in connection with an arm’s length sale to a Third Party of all rights to the Collaborative Product for all uses in the Collaborative Territory, which option shall be exercisable upon the negotiation of such an arm’s length sale for the rights to the Collaborative Product as follows:  (i) upon 3DAlpha’s notice to Tracon of its exercise of the option, the Parties shall negotiate in good faith an amount of fair compensation to Tracon for the value of the rights and opportunity being reacquired by 3DAlpha from Tracon; (ii) such arm’s length sale to a Third Party will not occur prior to completion of the Pivotal Trial in the First Indication without the written consent of Tracon; and (iii) 3DAlpha shall reacquire such rights in the Collaborative Product following mutual written agreement between the Parties on such terms and payment of the agreed consideration thereunder.  In the event of a termination of the Agreement by 3DAlpha pursuant to Section 10.2 following a Tracon Exit, 3DAlpha shall have the right to reacquire the full rights to the Collaborative Product in the Collaborative Territory free of charge.

10.6Effect of Termination.

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(a)In the event of a termination of the Agreement by Tracon pursuant to Section 10.2 or 10.4 following a 3DAlpha Exit, the Collaborative Products License shall be perpetual and irrevocable in the Field and all royalties due 3DAlpha under Section 5.3 shall be paid by Tracon.

(b)In the event of a termination of the Agreement by 3DAlpha pursuant to Section 10.2 following a Tracon Exit, the Collaborative Products License shall be terminated, and  3DAlpha shall have the right to reacquire the full rights to the Collaborative Product in the Collaborative Territory free of charge.

(c)In the event of termination pursuant to Section 10.3 or by mutual agreement of the parties or by 3DAlpha pursuant to Section 10.2 or 10.4, the following terms shall apply:

(i)Development Data.  Tracon shall, for a period of [***] following the effective date of such termination, provide 3DAlpha access to and transfer all Development Data for Collaborative Product in its possession to 3DAlpha as of the effective date of such termination.

(ii)Development Activities. 3DAlpha shall have the sole right to continue the Development and Commercialization of Collaborative Product in the Field in the Territory; and Tracon, in consultation with 3DAlpha, will promptly wind-down any of its ongoing Development and Commercialization activities (including any clinical studies) for Collaborative Product in an orderly fashion with the Parties sharing the costs for such wind-down consistent with Article 5, except as otherwise agreed to in any agreement entered into between the Parties.

10.7Survival.  Expiration or termination of this Agreement shall not relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.  Without limiting the foregoing, the following provisions, including the Parties’ rights and obligations thereunder, shall survive any expiration or termination of this Agreement: Articles 1, 7, 8, 11, 12 and Sections 9.1, 10.5 and 10.6 and those which, by their nature, are intended to survive.

Article 11
Dispute Resolution

11.1Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 11 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

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11.2Internal Resolution.  With respect to all disputes arising between the Parties under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement or any failure of the parties to reach consensus where consensus is required under the Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of the Parties for attempted resolution by good faith negotiations within ten (10) Business Days after such notice is received.

11.3Binding Arbitration.

(a)Claims. If the Chief Executive Officers of the Parties are not able to resolve any disputed matter within thirty (30) days and either Party wishes to pursue the matter, each such dispute, controversy or claim shall be finally resolved by binding arbitration before a panel of three neutral experts with relevant industry experience, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.  The arbitration proceeding shall be administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes, and the panel of arbitrators shall be selected in accordance with such rules.  The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in New York, NY.  Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of arbitration without the prior written consent of both Parties.

(b)Arbitrators’ Award. The arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The arbitrators shall not be authorized to award any damages expressly excluded pursuant to Section 7.4.  The decision or award rendered by the arbitrators shall be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.  Either Party may apply for interim injunctive relief with the arbitrators until the arbitration award is rendered or the controversy is otherwise resolved.

(c)Costs.  Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the tribunal and the arbitrators.

(d)Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek, upon good cause, injunctive or other equitable relief from a court of competent jurisdiction in the context of an emergency or prospective irreparable harm, and such

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an action may be filed and maintained notwithstanding any ongoing dispute resolution discussions or arbitration proceedings.  In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to this Section 11.

Article 12
Miscellaneous

12.1Entire Agreement; Amendment.  This Agreement, including the Exhibits attached hereto, and the Clinical Supply and Quality Agreement(s) and Commercialization License(s), sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

12.2Force Majeure.  Each Party shall be excused from the performance of its obligations under this Agreement, other than obligations to make payments when due, to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues, the nonperforming Party takes reasonable efforts to remove the condition and provided that the nonperforming Party has not caused such condition to occur.  For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including without limitation, an act of God or terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.  If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

12.3Bankruptcy Code.  All licenses and rights granted under this Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the United States Bankruptcy Code or any analogous provisions in any other country or jurisdiction and a licensee or sublicensee under this Agreement will retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code or any analogous provisions in any other country or jurisdiction.

12.4Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and delivered either in person, by any

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method of mail (postage prepaid) requiring return receipt, or by reputable overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 12. Notice shall be deemed to have been sufficiently given for all purposes upon the earliest of (a) the date of actual receipt, if hand-delivered, or sent by facsimile with electronic confirmation of receipt, or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Tracon:	TRACON Pharmaceuticals, Inc.

4350 La Jolla Village Dr., Suite 800

San Diego, CA 92121 USA

Attention: Chief Business Officer

Fax: +1 858-550-078

If to 3DAlpha:

Attention:
Fax:

12.5No Strict Construction; Headings.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

12.6Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to an Affiliate or to a successor to substantially all of the business of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction) or as expressly permitted herein.  Any permitted successor or assignee of rights or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights or obligations.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the foregoing shall be null, void and of no legal effect.

12.7Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.8No Third Party Beneficiaries.  This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it, except as expressly provided with respect to the 3DAlpha Indemnitees and the Tracon Indemnitees.

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12.9Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

12.10No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

12.11Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

12.12Interpretations.  In this Agreement, unless otherwise specified:

(a)“includes” and “including” shall mean respectively includes and including without limitation;

(b)the word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction is mutually exclusive;

(c)words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(d)words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear;

(e)all references to days, quarters and years in this Agreement shall mean calendar days, quarters and years, respectively, unless otherwise specified; and

(f)the Exhibits attached hereto form part of the operative provision of this Agreement and references to this Agreement shall include references to such Exhibits.

12.13English Language.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.  To the extent this Agreement requires a Party to provide to the other Party information, correspondence, notice or other documentation, such Party shall provide such information, correspondence, notice or other documentation in the English language and also a copy of the original of such information, correspondence, notice or other documentation if such original is not in the English language.

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12.14Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of State of New York, U.S., without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.

12.15Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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In Witness Whereof, the Parties have executed this Collaboration and Clinical Trial Agreement in triplicate originals by their duly authorized officers as of the Effective Date.

Tracon Pharmaceuticals, Inc.

By: /s/ Charles P. Theuer

Name:   CHARLES THEUER, M.D. Ph.D.

Title:            President and CEO

Jiangsu Alphamab Biopharmaceuticals Co., Ltd.

By: /s/ Ting Xu

Name: Ting Xu

Title: Chairman and CEO of Alphamab Oncology

3D Medicines (Beijing) Co., Ltd. By: /s/ John Gong Name: John Gong Title: CEO

Exhibit A

Patents describing Antibody

[***]

Exhibit B

Clinical Supply and Quality Agreement Terms

Scope. Jiangsu Alphamab agrees to manufacture/have manufactured and supply/have supplied to Tracon, Tracon’s requirements for Collaborative Product (as agreed by the parties).

Subcontracting. Jiangsu Alphamab is entitled to select, qualify and contract CMO for any activities relevant to the manufacture or supply of Collaborative Product. Jiangsu Alphamab shall provide Tracon with a copy of any agreements between CMO and Jiangsu Alphamab to the extent that they relate to the manufacture or supply of Collaborative Product and Jiangsu Alphamab’s consent (not to be unreasonably withheld) shall be required for all agreements with CMO entered into after the Effective Date and all amendments to agreements with a CMO in existence as of the Effective Date , in each case to the extent they relate to the manufacture or supply of Collaborative Product. Upon such entry by Jiangsu Alphamab into a supply agreement for Collaborative Product with CMO, the supply price in such agreement shall be [***] for Collaborative Product supplied and charged from such CMO.

Joint Steering Committee. Conduct under the CSQA shall be monitored and coordinated by the JSC or a subcommittee appointed by the JSC.

Forecast. The CSQA to provide for forecasting of requirements of Collaborative Product by Tracon and minimum periods for placement and fulfillment of orders for same.

Tracon shall submit a rolling forecast quarterly showing its monthly requirements covering the period of [***] months. The first [***] months are firm and can’t be changed.

Delivery. Unless otherwise agreed by the parties, upon delivery, the Product will have the greater of (i) [***] remaining shelf life based on reasonably expected shelf-life, or (ii) [***] shelf life.  Jiangsu Alphamab shall have ongoing stability studies for the purpose of establishing the Collaborative Product’s shelf-life at a commercially reasonable length.

Change Management. Both parties will agree on a cGMP compliance change management process. Jiangsu Alphamab shall inform Tracon of any changes potentially impacting the quality dossier for Collaborative Product prior to their implementation and provide Tracon in good faith with an opportunity to comment upon and suggest alternatives to such proposed changes.

Compliance. All Product manufactured and supplied by Jiangsu Alphamab and/or on Jiangsu Alphamab’s behalf to Tracon under the CSQA shall (i) comply with the specifications, (ii) comply with the relevant regulatory approvals, (iii) be manufactured, tested and released in a manner compliant with cGMP, all applicable laws and the applicable quality agreement(s), and (iv) not be adulterated or misbranded.

GMP Audits.  Jiangsu Alphamab shall ensure that the CMOs are audited regularly (at least annually) according to cGMP and applicable law. Jiangsu Alphamab shall share with Tracon the results of each audit after completion of the audit. In the case of any critical observations that affects the product distributed to Tracon, Jiangsu Alphamab shall notify Tracon immediately in writing.  Jiangsu Alphamab will use Commercially Reasonable Efforts to negotiate the terms of Supply Agreements to allow Tracon to [***] concerning Collaborative Products and to [***] related documentation maintained at Jiangsu Alphamab, the CMO and its other suppliers or subcontractors (no more frequently than [***] per year). Both parties will agree on how to address findings with 3DAlpha leading the response.

Supply price.  Cost of supply of Collaborative Product shall be consistent with the terms of the Agreement, and the [***] for clinical supply of Collaborative Product for the Collaborative Territory shall be charged to Tracon.

Jiangsu Alphamab shall be responsible for all of the costs associated with the retention, qualification and maintenance of the CMO as a supplier of Collaborative Product and Jiangsu Alphamab [***] shall not be included in Collaborative Product supply price.   Jiangsu Alphamab will use Commercially Reasonable Efforts to include in its Supply Agreement with the CMO reasonable [***].

Process Improvements.  Jiangsu Alphamab will use Commercially Reasonable Efforts to include in its Supply Agreement with the CMO reasonable provisions for [***], such that Tracon will receive a corresponding benefit through [***].

Term. Through Regulatory Approval and until up to [***] after first launch in Collaborative Territory. The Supply Agreement with CMO will include reasonable provisions for establishment of second source of supply and, at Tracon’s reasonable request following actual or projected failure of supply of Collaborative Product, manufacturing technology transfer to Tracon or its designees and/or for Tracon to establish direct manufacturing and supply relationship with the CMO after the agreement by 3DAlpha or as provided in the Agreement.

The Parties will within 30 days of entry into the CSQA adopt a quality agreement for the allocation of quality management and assurance tasks.

Exhibit C

[Press Release]

Schedule 1.21

Jiangsu Alphamab shall supply Collaborative Product in filled and finished form DAP (Incoterms 2010)  to Tracon’s designated site in the US during the Term at the following prices:

For clinic supply: $[***] per 200 mg

For commercial supply: $[***] per 200 mg

Parties shall negotiate the supply price (Cost of Goods) for commercial supply in good faith amongst themselves and/or with a CMO, if, following First Commercial Sale, there is a significant increase/decrease in supply cost of raw materials or significant increase/decrease in inflation, or significant change in currency exchange rate.

Schedule 3.2(d)

[Development Plan]